ECD ANNOUNCES AUDITED YEAR-END OPERATING RESULTS
                 ------------------------------------------------

      ROCHESTER HILLS, Mich., Sept. 13, 2004 - Energy Conversion Devices, Inc. (NASDAQ:ENER) today reported audited financial results for the fiscal year ended June 30, 2004. The Company reported a loss of $51.4 million on revenues of $66.3 million, compared to a loss of $36.2 million on revenues of $65.2 million in fiscal year 2003. On a per-share basis, the loss was $2.15 in 2004 compared to a loss of $1.65 in 2003.

     The increased operating loss in 2004 versus 2003 was primarily due to lower revenues from product development activities and equipment contracts with Rare Earth Ovonic, and higher costs for patent defense, the inclusion of a full year of operating results for United Solar Ovonic and a decrease in revenues from license agreements, partially offset by higher royalties.

      The table below summarizes the Company's operating results (in thousands):

                                                  Year Ended June 30,
                                        ---------------------------------------
                                                 2004             2003
                                             ------------     ------------
                                        (in thousands, except per-share amounts)
  Revenues
      Product sales                           $  33,857        $  22,416
      Royalties                                   2,522            1,844
      Revenues from product development
        agreements                               29,221           37,335
      Revenues from license agreements              125            3,444
      Other                                         580              140
                                              ---------        ---------
  Total Revenues                                 66,305           65,179

  Expenses                                      117,071           98,456

  Net Loss from Operations                      (50,766)         (33,277)

  Other Income (Expense)
      Interest income                               714            3,561
      Equity in losses and write-down of
        joint ventures                             (644)         (11,795)
      Other                                        (726)           3,097
                                              ---------        ---------
                                                   (656)          (5,137)
                                              ---------        ---------
  Net Loss Before Cumulative Effect of
    Change in Accounting Principle            $ (51,422)       $ (38,414)
  Cumulative Effect of Change in
    Accounting Principle                           -               2,216
                                              ---------        ---------
  Net Loss                                    $ (51,422)       $ (36,198)
                                              =========        =========
  Basic and Diluted Net Loss Per Share
    Before Cumulative Effect of Change in
    Accounting Principle                      $   (2.15)       $   (1.75)
  Basic and Diluted Net Income Per Share
    for Cumulative Effect of Change in
    Accounting Principle                           -                 .10
                                              ---------        ---------
  Basic and Diluted Net Loss Per Share        $   (2.15)       $   (1.65)
                                              =========        =========

                                          - more -
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     "Our goal is to move the Company into sustained profitability by July 2006.
This will be accomplished by transitioning from a highly successful R&D Company to accelerating the commercialization of the products and technologies we have developed in the fields of energy and information," Robert C. Stempel, Chairman and CEO, said. "The plan is to grow the solar, battery and OUM businesses; move our hydrogen and other technologies into the commercial stage; achieve cost reductions across the enterprise; and capitalize the business for the transition. At the same time, we will continue our valuable materials research and technology development to enhance our product portfolio in future years."

     Product sales increased principally due to increased sales by United Solar Ovonic LLC, as well as the effect of consolidating United Solar Ovonic's operations after the May 14, 2003 acquisition. United Solar Ovonic's thin-film triple-junction solar products continue to receive worldwide acceptance. Our bookings indicate a continuing trend of revenue growth with recent orders such as the 300kW photovoltaic system for the Beijing New Capital Museum, an order for 2.4MW from Solar Integrated Technologies and an additional order of 750kW from Alwitra of Germany increasing sales to Alwitra in 2004 to 1.5MW.

     Revenues from product development agreements decreased as a result of lower revenues received related to battery R&D as Cobasys, our battery manufacturing joint venture, moves into production, together with decreases in our funded programs in fuel cell and hydrogen technologies, partially offset by United Solar Ovonic's revenues from its contract with the U.S. Air Force Research Laboratory.

     In May 2004 United Solar Ovonic was awarded a $4.02 million, 18-month contract to develop new solar cell technology to be used in space and airship vehicles addressing defense and homeland security applications. This contract builds upon the success of an $11.5 million contract awarded in May 2003 by the Air Force.

     In July 2004, ECD and Cobasys LLC entered into a settlement agreement with Matsushita Electric Industrial Co., Ltd. (MEI), Panasonic EV Energy Co., Ltd.
(PEVE), and Toyota Motor Corporation with respect to patent infringement disputes and counterclaims involving Ovonic nickel metal hydride (NiMH) batteries before the International Chamber of Commerce, International Court of Arbitration. Under the terms of the settlement, no party admitted any liability. Also, Cobasys and PEVE will cross license each other for current and future patents to avoid possible future litigation. Cobasys and PEVE have agreed to a technical cooperation agreement to advance the state-of-the-art of NiMH batteries which are widely used in hybrid electric vehicles (HEVs). Cobasys and PEVE have also established a joint development program to collaborate on the development of next-generation high performance NiMH batteries for HEVs.

     The year-end results exclude the funds received under the battery settlement with MEI, PEVE and Toyota, which will be recorded in the first quarter of fiscal year 2005.

     In August 2004, Cobasys announced its complete line of advanced Ovonic NiMH-based NiMHax(R) battery packs for all transportation applications ranging from 144 volts and 30kW for light-duty automotive applications to 672 volts and 280kW for large commercial applications (trucks and buses). Cobasys is poised to take advantage of the emerging hybrid electric vehicle market with its new 170,000 square foot state-of-the-art battery production facility with new automated manufacturing equipment in Springboro, Ohio. The new facility is ISO and QS certified and is capable of producing 1.2 million battery modules annually at full capacity when fully equipped.


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                                       3

     Ovonyx continues to make good progress in the commercialization of its OUM technology. In August 2004, Ovonyx announced the signing of a license agreement with Nanochip, Inc. granting it the right to use the Ovonyx memory technology in its Micro-Electro-Mechanical Systems (MEMS)-based, ultra-high density data storage systems.

     Additional information about the Company and its audited financial results can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed with the Securities and Exchange Commission and will be available on the Company's website on or about September 15, 2004.

     ECD will hold a conference call on Tuesday, September 14, 2004 at 1:00 p.m. (Eastern Time) to discuss its fiscal year 2004 results. Individuals wishing to participate in the conference should call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company's web site at www.ovonic.com. A replay of the call will be available through Thursday, September 16, 2004, at (800) 642-1687 or (706) 645-9291. Callers should use reservation number 9791881 to access the conference call and the replay.


About ECD Ovonics:
-----------------
     ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

                                            ###

     This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
--------
Stephan Zumsteg, Vice President and CFO      Bruce MacDonald, Liebler!MacDonald
Ghazaleh Koefod, Investor Relations          248.283.1039
Energy Conversion Devices, Inc.
248.293.0440